SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


                                  May 9, 2005
                Date of Report (Date of earliest event reported)


                        First Chester County Corporation
             (Exact name of registrant as specified in its charter)



         Pennsylvania                 0-12870                 23-2288763
         -------------                -------                 ----------
(State or other jurisdiction of     (Commission             (I.R.S. Employer
 incorporation)                      File Number)            Identification No.)



                9 North High Street, West Chester, Pennsylvania
                    (Address of principal executive offices)



                                 (484) 881-4000
              (Registrant's telephone number, including area code)



                         (Former name or former address,
                         if changed since last report.)

Item 1.01  Entry into a Material Definitive Agreement.


On May 9, 2005, the First National Bank of Chester County, the principal subsidiary of the registrant, issued a press release announcing the appointment of Susan B. Bergen-Painter, Certified Financial Marketing Professional, as Executive Vice President - Marketing of the Bank. Prior to joining the Bank, Ms. Bergen-Painter served as Director of Marketing Services for various financial institutions including Waypoint Bank (from 2003 to 2005), Sterling Financial Corporation (from 2001 to 2003) and Drovers Bank (from 1998-2001). Prior to
2001, Ms. Bergen-Painter held various marketing positions with Keystone Financial, Drovers Bank and Fulton Bank. Ms. Bergen-Painter has also been a Faculty Advisor for the ABA School of Bank Marketing and Management since 2002. Ms. Bergen-Painter earned a Masters in Business Administration at the University of Maryland and a Bachelors of Science in Business Admnisitration from Millersville University.

Ms. Bergen-Painter has no written employment agreement with the Bank or the registrant. Her employment with the Bank is at will. She will receive an annual base salary of $120,000 and be eligible to participate in the Bank's discretionary bonus program. In connection with Ms. Bergen-Painter's employment, the Bank entered into a Change of Control, Non-Compete and Non-Disclosure Agreement with Ms. Bergen-Painter. The Agreement will continue in effect as long as Ms. Bergen-Painter is actively employed by the Bank. Pursuant to the Agreement, should Ms. Bergen-Painter's employment be terminated without "cause" as defined in the Agreement, or if she terminates her employment for "good reason" as defined in the Agreement, at any time within two years following a change of control, she will receive certain termination benefits. The termination benefits consist principally of the continuation of her then current base salary and fringe benefits for a period of one year from her termination and payment of any bonus she would otherwise be eligible to receive for the one year period following her termination.

                                    SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: May 9, 2005                          FIRST CHESTER COUNTY CORPORATION


                                           By:    /s/ T. Benjamin Marsho
                                                  ------------------------------
                                           Name:  T. Benjamin Marsho
                                           Title: Principal Accounting and
                                                  Financial Officer